Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Justin Schoenberg	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4234	510.628.4534
jschoenberg@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER 2026 RESULTS

●	1Q26 EPS of $1.85 versus $2.18 in 1Q25
●	1Q26 Net Income of $56.6 million versus $72.3 million in 1Q25
●	1Q26 Consolidated Operating Income of $61.4 million versus $82.1 million in 1Q25
●	1Q26 EBITDA of $113.3 million versus $131.7 million in 1Q25
●	Repurchased approximately 0.4 million shares in 1Q26
●	Raises full year outlook

HONOLULU, Hawaii (May 4, 2026) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $56.6 million, or $1.85 per diluted share, for the quarter ended March 31, 2026. Net income for the quarter ended March 31, 2025 was $72.3 million, or $2.18 per diluted share. Consolidated revenue for the first quarter 2026 was $757.8 million compared with $782.0 million for the first quarter 2025.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “In the first quarter 2026, Ocean Transportation operating income exceeded our expectations primarily due to higher freight demand post-Lunar New Year in our China service. In our domestic tradelanes, we saw lower year-over-year volume in Hawaii and Alaska. In Logistics, operating income in the first quarter was lower year-over-year, primarily due to a lower contribution from supply chain management.”

Mr. Cox added, “To date, the Iran conflict has not impacted our operating performance or service levels; however, it has impacted fuel prices in all our markets. While we have effective mechanisms to recover the cost of fuel by the end of the year, for the second quarter we expect a negative impact from the lag in the recovery of fuel costs. On the demand side, the uptick in freight demand we saw in our China service post-Lunar New Year has continued to build in the second quarter as demand strengthens and volume returns to a more traditional seasonal pattern. We also expect this demand strength to continue through peak season. As a result, we expect Ocean Transportation operating income in the second quarter 2026 to be approximately $20 million higher than the $98.6 million achieved in the second quarter last year. For Logistics, we expect operating income in the second quarter 2026 to approach the level achieved in the year ago period. For full year 2026, we expect consolidated operating income to modestly exceed the level achieved in full year 2025 based on our expectations of continued solid U.S. consumer demand and a stable trading environment in the Transpacific tradelane.”

First Quarter 2026 Discussion and Outlook for 2026

Ocean Transportation: The Company’s container volume in the Hawaii service in the first quarter 2026 was 5.6 percent lower year-over-year primarily due to lower general demand and the dry-docking of a competitor’s vessel in the year ago period. Hawaii’s economy is expected to experience modest growth supported by construction activity, while tourism remains soft and inflationary pressures persist. The Company expects volume in full year 2026 to be comparable to the level achieved in 2025, reflecting similar economic conditions and stable market share.

In the China service, the Company’s container volume in the first quarter 2026 decreased 9.5 percent year-over-year primarily due to lower general demand from a more traditional Lunar New Year freight cycle. The Company saw higher than expected freight demand post-Lunar New Year and the uptick in freight demand has continued to build in the second quarter as demand strengthens and volume returns to a more traditional seasonal pattern. The Company also expects this demand strength to continue through peak season. In the second quarter 2026, the Company expects higher volume compared to the prior year period, which included a market decline in Transpacific demand due to the tariffs imposed in April 2025. The Company expects volume in full year 2026 to be moderately higher than the level achieved in 2025 based on our expectations of continued solid U.S. consumer demand and a stable trading environment in the Transpacific tradelane.

In the Guam service, the Company’s container volume in the first quarter 2026 was flat year-over-year. In the near term, the Company expects Guam’s economy to remain stable. For full year 2026, the Company expects volume to be comparable to the level achieved last year.

In the Alaska service, the Company’s container volume in the first quarter 2026 decreased 2.0 percent year-over-year. The decrease was primarily due to lower general demand, partially offset by an additional northbound sailing and an additional AAX sailing compared to the year ago period. In the near term, the Company expects continued economic growth in Alaska supported by a low unemployment rate, jobs growth and continued oil and gas exploration and production activity. For full year 2026, the Company expects volume to be comparable to the level achieved last year.

The contribution from the Company’s SSAT joint venture investment was $5.0 million in the first quarter 2026, or $1.6 million lower than first quarter 2025. The decrease was primarily due to lower lift volume. For full year 2026, the Company expects the contribution from SSAT to be lower than the $32.5 million achieved in full year 2025.

Based on the outlook trends noted above, the Company expects Ocean Transportation operating income in the second quarter 2026 to be approximately $20 million higher than the $98.6 million achieved in the second quarter 2025. For full year 2026, the Company expects Ocean Transportation operating income to modestly exceed the level achieved in full year 2025.

Logistics: Operating income for the Company’s Logistics segment was $6.8 million in the first quarter 2026, or $1.7 million lower compared to the level achieved in the first quarter 2025. The decrease was primarily due to a lower contribution from supply chain management. For the second quarter 2026, the Company expects Logistics operating income to approach the $14.4 million achieved in the second quarter 2025. For full year 2026, the Company expects Logistics operating income to approach the $44.2 million achieved in full year 2025.

Consolidated Operating Income: To date, the Iran conflict has not impacted the Company’s operating performance or service levels; however, it has impacted fuel prices in all of the Company’s markets. While the Company has effective mechanisms to recover the cost of fuel by the end of the year, for the second quarter the Company expects a negative impact from the lag in the recovery of fuel costs. For the second quarter 2026, the Company expects consolidated operating income to be approximately $20 million higher than the $113.0 million achieved in the second quarter 2025. For full year 2026, the Company expects consolidated operating income to modestly exceed the level achieved in full year 2025 based on the Company’s expectations of China demand strength in the second quarter continuing through peak season, continued solid U.S. consumer demand and a stable trading environment in the Transpacific Tradelane. For 2026 compared to 2025, the Company continues to expect a more normal operating seasonality pattern with consolidated operating income in the second and third quarters being the strongest relative to the first and fourth quarters.

Depreciation and Amortization: For full year 2026, the Company expects depreciation and amortization expense to be approximately $210 million, inclusive of dry-docking amortization of approximately $35 million.

Interest Income: The Company expects interest income for the full year 2026 to be approximately $16 million.

Interest Expense, Net: The Company expects interest expense for the full year 2026 to be approximately $6 million.

Other Income (Expense): The Company expects full year 2026 other income (expense) to be approximately $7 million in income, which is attributable to the amortization of certain components of net periodic benefit costs or gains related to the Company’s pension and post-retirement plans.

Income Taxes: In the first quarter 2026, the Company’s effective tax rate was 16.6 percent. For the full year 2026, the Company expects its effective tax rate to be approximately 21.0 percent.

Capital and Vessel Dry-docking Expenditures: For the first quarter 2026, the Company made capital expenditure payments excluding new vessel construction expenditures of $30.3 million, new vessel construction expenditures (including capitalized interest and owner’s items) of $18.0 million, and dry-docking payments of $11.9 million. For the full year 2026, the Company expects to make other capital expenditure payments, including maintenance capital expenditures, of approximately $150 to $170 million, new vessel construction expenditures (including capitalized interest and owner’s items) of approximately $400 million, and dry-docking payments of approximately $45 million.

Results By Segment

Ocean Transportation — Three months ended March 31, 2026 compared with 2025

	Three Months Ended March 31,
(Dollars in millions)	2026	2025	Change
Ocean Transportation revenue	$606.5	$637.4	$(30.9)	(4.8)%
Operating costs and expenses	(551.9)	(563.8)	11.9	(2.1)%
Operating income	$54.6	$73.6	$(19.0)	(25.8)%
Operating income margin	9.0%	11.5%

Volume by Service (Forty-foot equivalent units (FEU)) (1)
Hawaii containers	33,700	35,700	(2,000)	(5.6)%
Alaska containers	19,300	19,700	(400)	(2.0)%
China containers (2)	25,800	28,500	(2,700)	(9.5)%
Guam containers	4,200	4,200	—	—%
Other containers (3)	3,300	3,400	(100)	(2.9)%

(1)	Approximate volume included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from China and other Asia origins.
(3)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $30.9 million, or 4.8 percent, during the three months ended March 31, 2026, compared with the three months ended March 31, 2025. The decrease was primarily due to lower volume in the China service.

On a year-over-year FEU basis, Hawaii service container volume decreased 5.6 percent primarily due to lower general demand and the dry-docking of a competitor’s vessel in the year ago period; Alaska service volume decreased 2.0 percent primarily due to lower general demand, partially offset by an additional northbound sailing and an additional AAX sailing compared to the year ago period; China service volume was 9.5 percent lower primarily due to lower general demand from a more traditional Lunar New Year freight cycle; Guam service volume was flat; and Other containers volume decreased 2.9 percent.

Ocean Transportation operating income decreased $19.0 million, or 25.8 percent, during the three months ended March 31, 2026, compared with the three months ended March 31, 2025. The decrease was primarily due to a lower contribution from the China service.

The Company’s SSAT terminal joint venture investment contributed $5.0 million during the three months ended March 31, 2026, compared to $6.6 million during the three months ended March 31, 2025. The decrease was primarily due to lower lift volume.

Logistics — Three months ended March 31, 2026 compared with 2025

	Three Months Ended March 31,
(Dollars in millions)	2026	2025	Change
Logistics revenue	$151.3	$144.6	$6.7	4.6%
Operating costs and expenses	(144.5)	(136.1)	(8.4)	6.2%
Operating income	$6.8	$8.5	$(1.7)	(20.0)%
Operating income margin	4.5%	5.9%

Logistics revenue increased $6.7 million, or 4.6 percent, during the three months ended March 31, 2026, compared with the three months ended March 31, 2025. The increase was primarily due to higher revenue in transportation brokerage.

Logistics operating income decreased $1.7 million, or 20.0 percent, during the three months ended March 31, 2026, compared with the three months ended March 31, 2025. The decrease was primarily due to a lower contribution from supply chain management.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $41.8 million from $141.9 million at December 31, 2025 to $100.1 million at March 31, 2026. As of March 31, 2026, there was $521.5 million of cash and cash equivalents and investments in fixed-rate U.S. Treasuries in the Capital Construction Fund. Matson generated net cash from operating activities of $94.0 million during the three months March 31, 2026, compared to $89.0 million during the three months ended March 31, 2025. Capital expenditures (including capitalized vessel construction expenditures) totaled $48.3 million for the three months ended March 31, 2026, compared with $89.2 million for the three months ended March 31, 2025. Total debt decreased by $10.1 million during the three months to $351.1 million as of March 31, 2026, of which $311.4 million was classified as long-term debt.1 As of March 31, 2026, Matson had available borrowings under its revolving credit facility of $544.3 million.

During the first quarter 2026, Matson repurchased approximately 0.4 million shares for a total cost of $54.4 million.2 As of March 31, 2026, there were approximately 0.8 million shares remaining in the Company’s share repurchase program. On April 23, 2026, Matson’s Board of Directors approved an additional 3.0 million shares of common stock to be added to the Company’s existing share repurchase program and extended the program to December 31, 2029. On April 23, 2026, Matson’s Board of Directors also declared a cash dividend of $0.36 per share payable on June 4, 2026 to all shareholders of record as of the close of business on May 7, 2026.

Teleconference and Webcast

A conference call is scheduled on May 4, 2026 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s first quarter results.

Date of Conference Call:	Monday, May 4, 2026
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

1 Total debt is presented before any reduction for deferred loan fees as required by GAAP.

2 Includes stock repurchased during the quarter but not settled and taxes on share repurchases that will be paid after the quarter end.

Participants may register for the conference call at:

https://register-conf.media-server.com/register/BI512867b8cdba4b7f9aa576788a36799a

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, which includes cargo from other Asia origins, provides services to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding outlook; operating income; depreciation and amortization, including dry-docking amortization; interest income; interest expense; other income (expense); tax rate; maintenance capital expenditures; capital and vessel dry-docking expenditures; volume; yield and freight rates; operating seasonality pattern; impacts from the Iran conflict; fuel prices and volatility; fuel cost recovery mechanisms and timing to recover such costs; freight demand, including e-commerce, e-goods and garments; U.S. consumer demand; trading environment; air-to-ocean freight conversions; air freight costs and air cargo capacity; growth and penetration into Southeast Asia ports; geopolitical tension and uncertainty; economic growth and drivers in Hawaii, Alaska and Guam; tourism levels; unemployment rates; construction activity; jobs growth; inflationary pressures; oil and gas exploration and production activity; market share; contribution from SSAT; vessel transit and connection times; refleeting initiatives; timing and amount of cash contributions into or withdrawals from the Capital Construction Fund; timing and amount of milestone payments and related costs; delivery dates for new vessels; and the timing, manner and volume of repurchases of common stock pursuant to the repurchase program. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, invalidation, substantial amendment or waiver of the Jones Act or changes in its application, or the Company were determined not to be a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition; loss of or damage to key customer relationships; agreements with key vendors and third parties; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving regulations and stakeholder expectations related to sustainability matters; timely or successful completion of fleet upgrade initiatives; the Company’s vessel construction agreements with Philly Shipyard; the occurrence of weather, natural disasters, maritime accidents, spill events and other physical and operating risks; transitional and other risks arising from climate change; actual or threatened health epidemics, outbreaks of disease, pandemics or other major health crises; significant operating agreements and leases that may not be renewed/replaced on favorable or acceptable terms; any unexpected dry-docking or repair costs; joint venture relationships; conducting business in foreign markets, including the imposition of tariffs or a change in international trade policies; modernization of terminals in Hawaii and Alaska; heightened security measures, war, actual or threatened terrorist attacks, efforts to combat terrorism and other acts of violence; consummating and integrating acquisitions; work stoppages or other labor disruptions caused by our unionized workers and other workers or their unions in related industries; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems; cybersecurity attacks; changes in our credit profile, disruptions of the credit markets or higher interest rates; our ability to access the debt capital markets; periodic revisions to the Company’s effective income tax rate; changes in the value of pension assets; exposure under multi-employer pension and post-retirement plans; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2025 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2026	2025
Operating Revenue:
Ocean Transportation	$606.5	$637.4
Logistics	151.3	144.6
Total Operating Revenue	757.8	782.0

Costs and Expenses:
Operating costs	(623.9)	(631.1)
Income from SSAT	5.0	6.6
General and administrative	(77.5)	(75.4)
Total Costs and Expenses	(696.4)	(699.9)

Operating Income	61.4	82.1
Interest income	6.1	9.4
Interest expense, net	(1.6)	(1.7)
Other income (expense), net	2.0	2.4
Income before Taxes	67.9	92.2
Income taxes	(11.3)	(19.9)
Net Income	$56.6	$72.3

Basic Earnings Per Share	$1.86	$2.20
Diluted Earnings Per Share	$1.85	$2.18

Weighted Average Number of Shares Outstanding:
Basic	30.4	32.8
Diluted	30.6	33.2

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In millions)	2026	2025
ASSETS
Current Assets:
Cash and cash equivalents	$100.1	$141.9
Other current assets	336.3	330.0
Total current assets	436.4	471.9
Long-term Assets:
Investment in SSAT	101.5	96.2
Property and equipment, net	2,510.6	2,499.4
Goodwill	327.8	327.8
Intangible assets, net	143.5	146.6
Capital Construction Fund	521.5	532.7
Other long-term assets	541.7	561.0
Total long-term assets	4,146.6	4,163.7
Total assets	$4,583.0	$4,635.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$39.7	$39.7
Other current liabilities	490.2	487.7
Total current liabilities	529.9	527.4
Long-term Liabilities:
Long-term debt, net of deferred loan fees	302.2	312.1
Deferred income taxes, net	702.7	701.9
Other long-term liabilities	318.1	335.2
Total long-term liabilities	1,323.0	1,349.2

Total shareholders’ equity	2,730.1	2,759.0
Total liabilities and shareholders’ equity	$4,583.0	$4,635.6

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In millions)	2026	2025
Cash Flows From Operating Activities:
Net income	$56.6	$72.3
Reconciling adjustments:
Depreciation and amortization	42.2	40.6
Amortization of operating lease right-of-use assets	33.7	34.5
Deferred income taxes, net	0.7	0.4
Share-based compensation expense	5.5	5.8
Income from SSAT	(5.0)	(6.6)
Other	0.3	(1.9)
Changes in assets and liabilities:
Accounts receivable, net	(1.1)	(1.6)
Deferred dry-docking payments	(11.9)	(10.4)
Deferred dry-docking amortization	7.7	6.6
Prepaid expenses and other assets	(4.0)	(6.9)
Accounts payable, accruals and other liabilities	1.0	(5.3)
Operating lease assets and liabilities, net	(29.8)	(35.1)
Other long-term liabilities	(1.9)	(3.4)
Net cash provided by operating activities	94.0	89.0

Cash Flows From Investing Activities:
Vessel construction expenditures	(18.0)	(66.7)
Capital expenditures (excluding vessel construction expenditures)	(30.3)	(22.5)
Proceeds from disposal of property and equipment, net	(0.1)	0.2
Cash and interest deposited into the Capital Construction Fund	(5.8)	(105.4)
Withdrawals from Capital Construction Fund	17.4	65.0
Net cash used in investing activities	(36.8)	(129.4)

Cash Flows From Financing Activities:
Repayments of debt	(10.1)	(10.1)
Dividends paid	(11.0)	(11.3)
Repurchase of Matson common stock	(52.8)	(66.9)
Tax withholding related to net share settlements of restricted stock units	(25.1)	(16.1)
Net cash used in financing activities	(99.0)	(104.4)

Net Decrease in Cash and Cash Equivalents	(41.8)	(144.8)
Cash and Cash Equivalents, Beginning of the Period	141.9	266.8
Cash and Cash Equivalents, End of the Period	$100.1	$122.0

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$1.7	$1.7
Income taxes paid, net of income tax refunds	$2.8	$1.6

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$3.2	$7.6

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

		Three Months Ended
		March 31,			Last Twelve
(In millions)		2026	2025	Change	Months
Net Income		$56.6	$72.3	$(15.7)	$429.1
Subtract:	Interest income	(6.1)	(9.4)	3.3	(28.4)
Add:	Interest expense, net	1.6	1.7	(0.1)	6.7
Add:	Income taxes	11.3	19.9	(8.6)	80.4
Add:	Depreciation and amortization	42.2	40.6	1.6	168.5
Add:	Deferred dry-docking amortization	7.7	6.6	1.1	30.0
EBITDA (1)		$113.3	$131.7	$(18.4)	$686.3

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.